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EXHIBIT 4

NON-QUALIFIED STOCK OPTION STOCK GRANT AGREEMENT

     THIS NON-QUALIFIED STOCK OPTION STOCK GRANT AGREEMENT (the “Agreement”) is made and entered into effective as of the Grant Date set forth below by and between NEW FRONTIER MEDIA, INC. (the “Corporation”) and EDWARD BONN (the “Optionee”).

     1.     Grant of Option.

          (a)  Effective January 7, 2000 (the “Grant Date”), the Corporation hereby grants to the Optionee an option (referred to as the “Option”) to purchase up to 25,000 shares of the Corporation’s common stock, $.0001 par value (the “Shares”), at an exercise price of $5.00 per share.

          (b)  The Option granted to the Optionee is a non-qualified stock option. The Optionee hereby acknowledges receipt of a copy of the New Frontier Media, Inc. 1999 Incentive Stock Plan (the “P1an”) and agrees to be bound by all of the terms and conditions thereof and all applicable rules and regulations. Any capitalized terms not defined in this Agreement shall have the same meaning ascribed to them in the Plan.

     2.     Option Vesting Schedule.

          (a)  Subject to the terms and conditions of the Plan and this Agreement, the Option shall become exercisable by the Optionee as it vests. The following table indicates each date (the “Vesting Date”) on which the Optionee shall be entitled to exercise the Option with respect to the percentage or number of Shares granted, provided that the Optionee has been continuously employed by the Corporation or a Subsidiary through and on the applicable Vesting Date:

Percentage or Number of Shares	Vesting Date

50%	January 7, 2001

50%	January 7, 2002

          (b)  To the extent that the Option becomes exercisable with respect to all or any portion of the Shares, the Option may thereafter be exercised by the Optionee, in whole or in part, at any time prior to the expiration of the Option as provided herein.

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          (c)  There shall be no proportionate or partial vesting prior to each Vesting Date, and all vesting shall occur only on the appropriate Vesting Date. Upon the Optionee’s termination of employment with the Corporation or its Subsidiaries, any unvested portion of the Option shall terminate and be null and void.

     3.     Method and Terms of Exercise of Option.

          (a)  To exercise the Option, the Optionee (or, in the case of the exercise of the Option after the Optionee’s death, the Optionee’s executor or administrator, as the case may be) must deliver to the Corporation an executed stock option exercise agreement in the form attacked hereto as Exhibit “A”, or in such other form as may be approved by the Corporation (the “Exercise Agreement”). The Exercise Agreement shall set forth, among other things, (i) the Optionee’s election to exercise the Option; (ii) the number of Shares being purchased; and (iii) such other representations, warranties, and agreements as to the Optionee’s investment intent with respect to such Shares. If a person other than the Optionee exercises the Option, then such person must submit documentation acceptable to the Corporation that such person has the right to exercise the Option.

          (b)  The Option shall only be deemed exercised after (i) receipt by the Corporation of the executed Exercise Agreement; (ii) full payment of the exercise price of the Shares as to which the Option is exercised; (iii) compliance with all relevant provisions of applicable law, including Federal and State securities laws and the requirements of any stock exchange upon which the Shares are traded; and (iv) arrangements that are satisfactory to the Corporation in its sole discretion with respect to applicable Federal or State withholding requirements.

      4.     Method of Payment of Exercise Price. The Exercise Agreement shall be accompanied by full payment of the exercise price for the Shares being purchased by any of the following means or a combination thereof: (i) cash; (ii) certified or cashier’s bank check; (iii) money order; or (iv) provided that a public market exists for the Shares, through a “same day sale” or “cashless exercise” commitment from the Optionee and a licensed broker-dealer acceptable to the Corporation whereby the Optionee irrevocably elects to exercise the Option and to sell all or a portion of the Shares so purchased to pay for the exercise price, and the approved licensed broker-dealer irrevocably commits upon receipt of such Shares to forward the exercise price directly to the Corporation.

     5.     Issuance of Shares. Upon receipt of a properly executed Exercise Agreement and payment of the exercise price for the Shares, the Corporation shall issue the Shares registered in the name of the Optionee, and shall deliver certificates representing the Shares with the appropriate legends affixed thereto.

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     6.     Termination of Option. Except as otherwise provided by the Plan, any unexercised portion of the Option shall automatically and without notice terminate and become null and void upon the earliest to occur of the following:

          (a)  Ninety (90) days after Optionee ceases to be an employee of the Corporation or any of its Subsidiaries for any reason other than death, disability, or termination for cause.

          (b)  Twelve (12) months following the date that the Optionee ceases to be an employee of the Corporation or any of its Subsidiaries as a result of the Optionee’s death or as a result of the Optionee’s becoming disabled. For purposes of this Agreement, the determination of whether the Optionee is disabled shall be determined in accordance with Section 22(e)(3) of the Code.

          (c)  Immediately upon the date that Optionee’s employment with the Corporation or any of its Subsidiaries is terminated for cause. As used herein, the term “for cause” shall be defined to include, but shall not be limited to, any of the following activities: (i) the Optionee fails or refuses to faithfully and diligently perform the usual and customary duties of his employment; (ii) the Optionee fails or refuses to comply with the reasonable policies, procedures, and regulations of the Corporation or any of its Subsidiaries which from time to time may be established; (iii) the Optionee conducts himself in an unprofessional, unethical, immoral or fraudulent manner; (iv) the Optionee’s conduct may reasonably be deemed to discredit the Corporation or any of its Subsidiaries or is detrimental to the reputation, character, and standing of the Corporation or any of its Subsidiaries; (v) the Optionee engages in the abuse of alcohol or a controlled substance or is convicted of a felony, or the Optionee engages in acts of moral turpitude, proven dishonesty, theft, embezzlement, or obtaining funds or property under false pretenses; or (vi) the Optionee takes actions which indicate a lack of loyalty to the Corporation or any of its Subsidiaries, or should take any action which adversely affects the reputation, financial stability or relationships of the Corporation or any of its Subsidiaries.

          (d)  The tenth (10th) anniversary of the Grant Date.

     7. Compliance with Laws and Regulations. The exercise of the Option and the issuance and transfer of Shares shall be subject to compliance by the Corporation and Optionee with all applicable requirements of Federal and State securities laws and with all applicable requirements of any stock exchange on which the Corporation’s stock may be listed at the time of such issuance or transfer. Optionee understands that the Corporation is under no obligation to register or qualify the Shares with the Securities and Exchange Commission, any State securities commission, or any stock exchange to effect such compliance.

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     8.     Non-transferability of Option. The Option granted pursuant to this Agreement is not transferable other than by will or under the applicable laws of descent and distribution. During the lifetime of the Optionee, the Option shall be exercisable only by the Optionee, or the Optionee’s guardian or legal representative. In addition, the Option may not be assigned, negotiated, pledged, or hypothecated in any way (whether by operation of law or otherwise), and the Option shall not be subject to execution, attachment, or similar process. Upon any attempt to transfer, assign, negotiate, pledge, or hypothecate the Option, or in the event of any levy upon the Option by reason of any execution, attachment, or similar process contrary to the provisions hereof, the Option shall immediately become null and void.

     9.     Limitation on Rights as a Stockholder. Neither the Optionee nor any personal representative (or beneficiary) of the Optionee shall have any rights or privileges of a stockholder of the Corporation with respect to any Shares subject to the Option prior to the date of exercise of the Option.

     10.     No Right to Continued Employment. Neither the Option nor this Agreement shall confer upon the Optionee any right to continued employment or service with the Corporation or any of its Subsidiaries.

     11.     Tax Consequences. Set forth below is a brief summary of some of the Federal income tax consequences of the grant and exercise of the Option and disposition of the Shares. THIS SUMMARY REFLECTS CURRENT LAW AS OF THE GRANT DATE AND IS NECESSARILY INCOMPLETE. THIS SUMMARY ALSO ASSUMES THAT THE OPTIONS QUALIFY AS NON-QUALIFIED STOCK OPTIONS. THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE, AND OPTIONEE SHOULD CONSULT A TAX ADVISOR BEFORE EXERCISING THE OPTION OR DISPOSING OF THE SHARES.

          (a)  There may be regular Federal income tax liability upon the exercise of the Option. Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the exercise price.

          (b)  If the Shares are held for more than twelve (12) months after the date of the transfer of the Shares pursuant to the exercise of the Option, any gain realized on disposition of the Shares will be treated as long term capital gain for Federal income tax purposes.

     12.     Construction of Agreement. The terms of the Plan are hereby incorporated into this Agreement by reference. This Agreement is subject to all the terms, conditions, and provisions of the Plan, and to such rules and regulations relating to the Plan adopted by the Committee as may be in effect from time to time. To the extent that this

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Agreement conflicts with or is inconsistent with the terms, conditions, and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. The Optionee accepts the Options subject to all the terms and provisions of the Plan and this Agreement. In addition, the Optionee hereby accepts as binding, conclusive, and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.

     13.     Entire Agreement; Invalid Provision. This Agreement and the Plan constitute the entire agreement between the parties pertaining to the Options and supersede all prior understandings with respect to the subject matter hereof. The invalidity or unenforceability of a particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

     14.     Notices. All notices, requests, demands, and other communications permitted or required to be given under this Agreement shall be given in writing and delivered in person or sent by certified mail, postage prepaid, return receipt requested. Such notice shall be effective on the date of delivery or three (3) days after the date of mailing. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be addressed to New Frontier Media, Inc., Attn: Human Resources, 5435 Airport Blvd., Suite 100, Boulder, CO 80301. Any notice required to be given or delivered to Optionee shall be addressed to Optionee at the address listed in the Corporation’s records or at such address as the Optionee may designate in writing on time to time to the Corporation.

     15.     Successors and Assigns. The Corporation may assign any of its rights under this Agreement. This Agreement shall be binding upon and insure to the benefit of the successors and assigns of the Corporation. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Optionee and Optionee’s heirs, exhibitors, administrators, legal representatives, successors, and assigns.

     16.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

     17.     Acceptance. Optionee hereby acknowledges receipt of a copy of the Plan and this Agreement. Optionee has read and understands the terms and provisions thereof, and accepts the Option subject to all the terms and conditions of the Plan and this Agreement. Optionee acknowledges that there may be adverse tax consequence upon exercise of the Option or disposition of the Shares and that Optionee should consult a tax advisor prior to such exercise or disposition.

     18.     Pronouns. Whenever used in this Agreement, the singular shall include the plural, the plural shall include the singular, and the use of any gender shall include all gen-

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ders, where the context so permits.

     19.     Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

     20.     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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[SIG]
New Frontier Media, Inc.

/s/ EDWARD BONN Optionee	4-18-00 Date